Exhibit 5.2

DAVID A. GEHN SCOTT H. GOLDSTEIN MARTIN H. KAPLAN MARLEN KRUZHKOV** LAWRENCE G. NUSBAUM MARTIN P. RUSSO	GUSRAE KAPLAN NUSBAUM PLLC ATTORNEYS AT LAW 120 WALL STREET-25TH FLOOR NEW YORK, NEW YORK 10005 TEL (212)269-1400 FAX (212)809-5449 —–	OF COUNSEL ROBERT L. BLESSEY
** MEMBER NY AND NJ BAR	81 MAIN STREET-SUITE 215 WHITE PLAINS, NEW YORK 10601 (914)644-8323 —– www.gusraekaplan.com

March 3, 2015

Lei Cao, Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard

Roslyn, New York 11576-1514

Re: Sino-Global Shipping America, Ltd.

Dear Mr. Cao:

We have acted as special counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1, as may from time to time be amended (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2014. The Registration Statement will provide for the registration by the Company of:

a)	shares (the “Offering Shares”) of common stock, without par value per share of the Company (the “Common Stock”);
b)	warrants to purchase shares of Common Stock (the “Investor Warrants”), to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and a bank or trust company as Warrant agent, and such warrants will be issued together with Common Stock. The Registration Statement also relates to the offering, on a delayed or continuous basis, of shares of Common Stock issuable upon the exercise of the Investor Warrants (the “Investor Warrant Shares”).
c)	warrants to purchase shares of Common Stock (the “Placement Agent Warrants”), issued to Aegis Capital Corp. (the “Placement Agent”) as additional underwriting compensation. The Registration Statement also relates to the offering, on a delayed or continuous basis, of shares of Common Stock issuable upon the exercise of the Placement Agent Warrants (the “Placement Agent Warrant Shares,” and, together Investor Warrant Shares, the “Warrant Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below (the “Documents”). With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Investor Warrants and Placement Agent Warrants, when duly executed and issued in accordance with and in the manner described in the Registration Statement constitutes legal, valid and binding obligation of the Company under the laws of the State of New York, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

Gusrae Kaplan Nusbaum PLLC

By:	/s/ Gusrae Kaplan Nusbaum PLLC